CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

         CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2018 RESULTS

Norton, Massachusetts, August 1, 2018.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.2 million and a net loss of $257 thousand for the quarter ended June 30, 2018.  This compares with revenues of $3.7 million and a net loss of $333 thousand for the quarter ended July 1, 2017.

Revenues for the six months ended June 30, 2018 were $9.4 million compared with revenues of $6.6 million for the corresponding period a year ago.  The net loss for the six-month period in 2018 totaled $832 thousand compared with a net loss of $938 thousand for the corresponding period a year ago.

Grant Bennett, President and CEO, commented, “Revenues for the second quarter represent the highest quarterly level in over two years and are 40% above the level achieved a year ago.  This continues the trend in the first quarter when revenues were up 46% versus the first quarter of 2017.”  Mr. Bennett continued, “Over the past year we significantly increased market share at existing customers.  These market share gains involved a more aggressive pricing strategy, a substantial investment in working capital and the need to add both direct labor and support personnel.  While these actions required a significant cash investment and have increased our breakeven point, we are confident that this growth strategy will generate significant value over the intermediate and long term.”

Mr. Bennett continued, “As we plan for the future, we expect key customers in our base business to enjoy significant growth and the Company to continue to capture the largest market share.   On top of this base business we are starting to realize the substantial growth potential in three other broad areas:  increased business with U.S. electronics defense contractors, penetration in both China and Japan, and opportunities to extend our proprietary technologies in armor and other industrial applications.”

The Company will be hosting its second quarter conference call with investors at 4:30 pm on Wednesday, August 1.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  2259846

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2018 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	Quarter Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017

Total Revenues	$5,228,721	$3,723,914	$9,383,725	$6,569,213
Cost of Sales	4,623,033	3,309,498	8,634,164	6,235,189

Gross Margin	605,688	414,416	749,561	334,024
Operating Expenses	931,358	933,462	1,839,474	1,906,892

Operating (loss)	(325,669)	(519,046)	(1,089,913)	(1,572,868)
Interest income/(expense), net	(11,692)	2,622	(11,634)	5,250

(Loss) before income taxes	(337,361)	(516,424)	(1,101,547)	(1,567,618)
Income tax (benefit)	(80,000)	(183,208)	(270,000)	(630,000)

Net (loss)	(257,361)	(333,216)	(831,547)	(937,618)

Net (loss) per diluted share	($0.02)	($0.03)	($0.06)	($0.07)
Shares outstanding, diluted	13,203,436	13,203,436	13,203,436	13,203,436

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	June 30,	Dec. 30,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$418,067	$1,339,572
Accounts receivable, net	3,440,604	2,943,373
Inventories, net	3,762,343	2,109,513
Prepaid expenses	102,424	101,086

Total current assets	7,723,438	6,493,544
Property and equipment, net	1,458,539	1,490,498
Deferred taxes	3,308,666	3,038,666

Total assets	$12,490,643	$11,022,708

Liabilities and Stockholders' Equity
Current liabilities:
Line of Credit	$900,000	$ ----
Accounts payable	2,011,039	946,385
Accrued expenses	987,288	655,489
Deferred Revenue	-----	100,000

Total current liabilities	3,898,327	1,701,874
Stockholders' equity	8,592,316	9,320,834

Total liabilities and stockholders' equity	$12,490,643	$11,022,708